Exhibit 21.1
SUBSIDIARIES

Name Under Which Subsidiary
Name of Subsidiary	State of Incorporation	Is Doing Business

Isis Tele-Communications, Inc.	Delaware	Isis Tele-Communications, Inc.
SafeStitch LLC	Virginia	SafeStitch LLC